UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 30, 2010, the Organization & Compensation Committee of the Board of Directors of GenCorp Inc. (the “Company” or “GenCorp”) approved the 2010 Long-Term Incentive Program (the “2010 LTIP”) for eligible employees of the Company including the named executive officers.

The Company uses long-term incentive compensation to focus on the importance of returns to shareholders, promote the achievement of long-term performance goals, encourage executive retention, and promote higher levels of Company stock ownership by executives.

The table shows the awarded stock option grants and restricted stock awards under the 2010 LTIP to the named executive officers of the Company:

Named Executive Officer	Title	2010 LTIP Stock Options	2010 LTIP Restricted Stock
Scott J. Seymour	President and Chief Executive Officer, and President of Aerojet-General Corporation	239,464	-
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary	81,923	-
Chris W. Conley	Vice President, Environmental, Health and Safety	11,750	6,816
Robert E. Shenton	Vice President, Sustainable Operations	-	20,744

The vesting of the stock option awards granted under the 2010 LTIP for Mr. Seymour, Ms. Redd and Mr. Conley is based on meeting the Economic Value Added performance target for fiscal 2012.  The vesting of the restricted stock awards granted under the 2010 LTIP for Mr. Conley and Mr. Shenton is 50% based on meeting the following fiscal 2012 financial targets: (i) revenue; (ii) earnings before interest, taxes, depreciation, amortization, and retirement benefit expenses; and (iii) asset utilization.  The remaining 50% of vesting of restricted stock awards under the 2010 LTIP for Mr. Conley and Mr. Shenton is time-based and has a three year vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 3, 2010	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary